Exhibit 99.1

Contact: Diane Spiers
(609) 340.4029

Tony Rodio Promoted to President and Chief Operating Officer of Tropicana Entertainment Inc.

Rodio will continue his current position as President and Chief Executive Officer of Tropicana Casino and Resort Atlantic City

LAS VEGAS, NV (February 16, 2012) - Las Vegas-based Tropicana Entertainment Inc. announces the appointment of Tony Rodio as President and Chief Operating Officer for the company. Mr. Rodio has received the regulatory approval in all jurisdictions necessary to assume his new title.

“We consider ourselves extremely fortunate to have someone of Tony's caliber and experience step up to lead Tropicana Entertainment,” said Daniel A. Ninivaggi, President of Icahn Enterprises L.P., who is also serving as Interim Chief Executive Officer of Tropicana Entertainment. “His strong strategic, operational and leadership abilities will position us to take advantage of the opportunities that lie ahead.”

“What a great opportunity it has been leading the Tropicana Atlantic City. I am honored and excited about the prospect of running the operations of the entire company,” Rodio said. “I look forward to working with the corporate staff as we focus our efforts on growing the company beyond our existing nine properties and introducing even more guests to the Tropicana Entertainment experience.”

In his new position, Mr. Rodio will have overall responsibility for company operations at: Tropicana Laughlin, River Palms and Montbleu Resort, Casino & Spa in Nevada; Jubilee Casino and Lighthouse Point Casino in Mississippi; Casino Aztar in Indiana; Tropicana Atlantic City in New Jersey; Belle of Baton Rouge in Louisiana and Tropicana Aruba. He will maintain his role as President and Chief Executive Officer of Tropicana Casino and Resort Atlantic City.

About Tropicana Entertainment
Tropicana Entertainment Inc. ("Tropicana Entertainment") owns and operates nine casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, New Jersey and Aruba. Tropicana Entertainment properties collectively have 5,750 rooms, 8,300 slot positions and 240 table games.

60047112 v2-029557/0004